EXHIBIT 11
                                      ----------
                         COMPUTATION OF EARNINGS PER SHARE
                         ---------------------------------

                                      Three months    Three months
                                          ended           ended
                                     March 31, 1995  March 31, 1994
                                     --------------  --------------
Calculation of common and
 common equivalent shares:

 Shares outstanding at beginning
  of the period                         1,051,000        1,046,000

 Weighted average number of shares
  issued during the period:

  Issuance of shares                                         1,000
                                        ---------        ---------
  Weighted average shares
   outstanding                          1,051,000        1,047,000

 Common equivalent shares if
  stock options were exercised              1,000            2,000
                                        ---------        ---------
 Average number of common and common
  equivalent shares outstanding         1,052,000        1,049,000
                                        =========        =========
Calculation of earnings per share:

 Net income                               $19,000          $67,000

 Average number of common and common
  equivalent shares outstanding         1,052,000        1,049,000
                                        ---------        ---------
 Loss per common and common
  equivalent share                          ($.02)           ($.06)
                                            =====            =====

	Fully diluted earnings per share is equivalent to primary earnings per share as the period-end market price of common stock does not result in greater dilution.